MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
                         PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Viking Gold Corp. of our report dated August 14, 2006 on our audit of the financial statements of Viking Gold Corp. as of July 31st, 2006, and the results of its operations and cash flows for the period ended July 31st, 2006 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 02, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501